SCHEDULE 14C INFORMATION

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Federated Investors, Inc.

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FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 22, 2004

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”) by the Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Monday, April 19, 2004 in room 409 of the David L. Lawrence Convention Center, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania, 15222 at 10:00 a.m. local time. Action will be taken at the Annual Meeting for the election of directors and any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding. The Class B Common Stock is listed on the NYSE under the symbol FII. Except under certain limited circumstances, the entire voting power of Federated is vested in the holders of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to the Shareholders on or about March 24, 2004. Federated’s 2003 Annual Report to Shareholders accompanies this Information Statement.

VOTING SECURITIES

Only holders of record of Class A Common Stock at the close of business on March 1, 2004 (“Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue.

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. The Voting Trust is entitled to cast one vote per share of Class A Common Stock. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The trustees of the Voting Trust have advised that they intend to vote in favor of all the directors nominated by the Board.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of eleven members. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

The Board has nominated Messrs. John F. Donahue, J. Christopher Donahue, Michael J. Farrell, David M. Kelly, John W. McGonigle, James L. Murdy, and Edward G. O’Connor for election as directors. All of the nominees for director with the exception of Mr. Kelly, have previously served as members of the Board. Consistent with current trends, Federated’s Board is being restructured such that it will be comprised of a majority of non-management directors.

John F. Donahue Age 79	Mr. John F. Donahue is a founder of Federated. He has served as director and Chairman of Federated since Federated’s initial public offering in May 1998. He is Chairman or President and a director or trustee of 42 investment companies managed by subsidiaries of Federated. Mr. Donahue is the father of J. Christopher Donahue who serves as executive officer and director of Federated and Thomas R. Donahue who serves as Chief Financial Officer of Federated.

J. Christopher Donahue Age 54	Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998. He is President or Executive Vice President and director, trustee or managing general partner of 42 investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue and the brother of Thomas R. Donahue who serves as Chief Financial Officer of Federated.

Michael J. Farrell Age 54	Mr. Michael J. Farrell was elected to the Board in August 1998. He is currently the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant. Mr. Farrell currently serves as a director of C-Cor.net Corp and Neenah Foundry Co. In July 2001, Mr. Farrell assumed the responsibility of CEO of Freedom Forge Corporation concurrent with its filing for protection under Chapter 11 of the U.S. Bankruptcy code. In July 2002, an affiliate of Farrell & Co. and an affiliate of Citicorp Venture Capital, Ltd. purchased substantially all of the operating assets of Freedom Forge Corporation through Standard Steel, LLC (a newly formed company). Mr. Farrell serves as Chief Executive Officer of Standard Steel, LLC.

David M. Kelly Age 61	Mr. David M. Kelly is Chairman, President and Chief Executive Officer of Matthews International Corporation, a designer, manufacturer, and marketer of memorialization products and caskets for the cemetery and funeral home industries. He is chairman of the Matthews International Corporation Executive Committee, the Jas. H. Matthews & Co. Educational and Charitable Trust, and the Matthews International Corporation Pension Board, and serves on the boards of various subsidiaries of Matthews International Corporation. Mr. Kelly is a member of the Board of Directors of Mestek, Inc. and Duquesne Light.

John W. McGonigle Age 65	Mr. John W. McGonigle has been a director of Federated since 1998. He serves as Vice Chairman, Executive Vice President and Secretary of Federated. Mr. McGonigle is also Chairman of Federated International Management Limited. He has been Chief Legal Officer of Federated since 1998. Mr. McGonigle is also Executive Vice President and Secretary of the investment companies managed by subsidiaries of Federated.

James L. Murdy Age 65	Mr. James L. Murdy was elected to the Board in August 1998. He retired as President, Chief Executive Officer and Director of Allegheny Technologies Incorporated, a diversified manufacturing corporation at the end of September 2003. Prior to becoming President he served as Executive Vice President and Chief Financial Officer of Allegheny Technologies Incorporated and Allegheny Teledyne Incorporated and Executive Vice President and Chief Financial Officer of Allegheny Ludlum Corporation. Mr. Murdy is a Certified Public Accountant.

Edward G. O’Connor Age 63

Mr. Edward G. O’Connor was elected to the Board in April 2001. Since 2000, Mr. O’Connor has served as Special Counsel to the litigation department of the law firm Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”). From 1973 to 1999,

Mr. O’Connor was a Member of Eckert Seamans. Mr. O’Connor’s legal practice focuses primarily on products liability and commercial litigation.

Meetings and Committees of the Board

In 2003, the Board met on ten occasions. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

Audit Committee

The Audit Committee currently consists of Messrs. Michael J. Farrell, James L. Murdy and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated. Mr. Murdy is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee, a copy of which is included as Exhibit A. The members of the Audit Committee are “Independent”, as defined by the Listing Standards of the NYSE (“NYSE Standards”). As of the date of the annual meeting, due to the effectiveness of a new definition of Independent under the NYSE Standards, Mr. Murdy will no longer be deemed Independent. It is anticipated that Mr. Kelly will replace Mr. Murdy as a member of the Audit Committee upon his election to the Board. The Audit Committee is responsible for assisting the Board in fulfilling its statutory and fiduciary responsibilities for the audit function of Federated and in monitoring its accounting and financial reporting practices; determining that Federated has adequate administrative, operational and internal accounting controls and that Federated is operating in accordance with its prescribed procedures and codes of conduct; determining that Federated has in place policies and procedures to enable it to comply with applicable laws and regulations and that such compliance is occurring; and providing general oversight for the internal and external audit function. Its functions include recommending to the Board the appointment of independent auditors and reviewing with the internal auditors and the independent auditors their annual audit plans and monitoring their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s auditors, legal counsel and responsible officers. In 2003, the Audit Committee met on five occasions.

The Board has determined that Mr. Murdy and Mr. Farrell are Audit Committee Financial Experts as defined under Federal securities laws.

Audit Committee Report

The Audit Committee (the “Committee”) oversees Federated’s financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has received and discussed with the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 relating to the auditors’ independence from management and Federated. The Committee has considered whether the provisions of non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence.

The Committee discussed with Federated’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission (“SEC”). The Committee also recommended to the Board the selection of Federated’s independent auditors.

Respectfully Submitted:

James L. Murdy, Audit Committee Chairman

Michael J. Farrell, Audit Committee Member

Edward G. O’Connor, Audit Committee Member

Compensation Committee

The Compensation Committee (the “Committee”) currently consists of Messrs. Michael J. Farrell, James L. Murdy and J. Christopher Donahue as a non-voting member. The Committee has established a sub-committee pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”) which consists solely of Mr. Farrell and Mr. Murdy (the “Sub-Committee). Mr. J. Christopher Donahue is the President and Chief Executive Officer of Federated. Mr. Farrell is Chairman of the Committee. The Committee, and where required by Section 162(m) and Section 16 of the Exchange Act, the Sub-Committee, establishes performance measures and certifies achievement, recommends compensation levels of senior management, awards options and other stock-based compensation, works with senior management on benefit and compensation programs for Federated employees and monitors local and national compensation trends to ensure Federated’s compensation program is competitive within the mutual fund industry. In 2003, the Committee met twice.

Report of Compensation Committee on Executive Compensation

In 2003, the Sub-Committee (i) established the 2003 salaries and the 2002 bonuses for the Chief Executive Officer and the other Named Executive Officers (as defined under the section titled “Executive Compensation”); (ii) established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2003 and the Performance Measures to be attained to be eligible for a bonus award; and (iii) awarded stock to certain Executive Officers.

In February 2004, the Sub-Committee (i) certified the attainment of the Performance Thresholds for 2003; (ii) established the Bonus Pool for 2003; (iii) made awards to the Chief Executive Officer and the other Named Executive Officers from the Bonus Pool; (iv) established the salaries for the Chief Executive Officer and the other Named Executive Officers for 2004; (v) established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2004 and the Performance Measures to be attained to be eligible for a bonus award; and (vi) awarded Restricted Stock to an employee.

Federated’s compensation program for executive officers (including the Chief Executive Officer) consists primarily of salary and annual incentive bonuses based upon the individual’s and Federated’s performance. Compensation is determined by the Sub-Committee with bonus awards for 2003 made pursuant to the Annual Incentive Plan (the “Annual Incentive Plan”) and the Stock Incentive Plan as amended (the “Stock Incentive Plan”), which were approved by shareholders at the April 2002 Annual Meeting. Consistent with compensation practices generally applied in the investment management business, base salaries are intended to form a competitive percentage of total cash compensation with a significant portion of compensation intended to be derived from payments made under the Annual Incentive Plan and the Stock Incentive Plan, provided that the performance goals are met. The performance measure which must be achieved for awards to be made under the Annual Incentive Plan is the attainment of operating profits. As a general matter, the size of the pool available for such awards under the Annual Incentive Plan is 7.5% of operating profits, which is defined as annual total revenues less distributions to minority interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses).

In determining the appropriate level of compensation, the Sub-Committee acknowledges that the investment management business is highly competitive and that experienced professionals have significant career mobility. Its members believe that the ability to attract, retain, and provide appropriate incentives for highly qualified and experienced personnel is critical to maintain Federated’s competitive position and thereby provide for the future success of Federated. The Sub-Committee believes that competitive levels of cash compensation, together with equity and other incentive programs that are consistent with stockholder interests, are necessary for the motivation and retention of Federated’s professional personnel. Federated’s compensation programs are keyed to achievement, as determined by the Sub-Committee, of short and long-term performance goals.

The Sub-Committee believes that the opportunity to earn incentive compensation motivates employees and ties their success to that of Federated. The payment of incentive compensation in the form of stock of Federated further aligns the interests of the management of Federated with those of its stockholders and encourages them to focus on the long range growth and development of Federated.

In determining the awards for 2003 the Committee considered a variety of factors, including Federated’s revenues, earnings and earnings per share for the year. The Committee considered the performance of Federated’s stock as compared to the indices set forth in the performance graph included in this Information Statement and investment performance and financial performance on a comparative basis with other public companies in the investment management business. Marketing and sales effectiveness and product performance were also reviewed. The Committee considered the impact of the ongoing investigation into trading practices in the Federated mutual funds. The Committee took into consideration Federated’s historical compensation policies as well as industry compensation trends. In its review of compensation, and, in particular, in determining the amount and form of actual awards for the Chief Executive Officer and the other executive officers, the Committee considered amounts paid to executive officers in prior years as salary, bonus and other compensation, Federated’s overall performance during the prior periods, and its future objectives and challenges. Although the Committee considered a number of different individual and corporate performance factors, no specific weighting was given to any such factor.

The Committee has determined that Mr. J. Christopher Donahue will participate in the Annual Incentive Plan. Bonuses paid to Mr. J. Christopher Donahue depend upon both his performance and that of Federated.

The Committee’s goal is to maintain compensation programs that are competitive within the investment management business. The Committee believes that 2003 compensation levels disclosed in this Information Statement are reasonable and appropriate in light of the factors set forth above.

Executive officers also participate in a combined 401(k)/Profit Sharing Plan and are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most employees of Federated.

Respectfully Submitted:

Compensation Committee

Michael J. Farrell, Chairman

James L. Murdy

J. Christopher Donahue (non-voting)

Compensation of Directors

Members of the Board who are also employees of Federated do not receive cash compensation for their services as directors. Members of the Board who are not employees receive (i) $25,000 per year, payable in quarterly installments, (ii) options to purchase 7,500 shares of Class B Common Stock upon initial election to the Board, which are subject to a three-year vesting schedule, (iii) 2,250 options to purchase shares of Class B Common Stock annually, which vest immediately upon grant, and (iv) $1,000 annually as compensation for Committee Chairmanship. According to Federated’s Stock Incentive Plan, all of the vested options granted to outside directors are immediately exercisable and may be exercised for a period of ten years from the date of the grant, provided that, in the event of the death or disability of the outside director, the options may only be exercised within twelve months after the death or disability and, in the event that the outside director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services.

Nomination of Directors

Under the listing standards of the NYSE, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these standards. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and therefore does not have a nominating committee charter. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee. Three members of the Board currently satisfy the independence requirements of the NYSE.

The Board does not currently consider director candidates recommended by shareholders, and does not have a formal policy with regard to consideration of director candidates by shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE listing standards.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Nominees for directorship are recommended to the Board by the Chief Executive Officer and other directors. An invitation to join the Board would be extended by the Chief Executive Officer and the Chairman of the Board. Mr. Kelly was recommended for nomination by Mr. James L. Murdy, a non-management director of Federated.

Communications with the Board

The Board plans to adopt as part of its Corporate Governance Standards a means for shareholders to contact the Board via a telephone messaging system. Until that time, shareholder communications to the Board can be sent by mail to: Federated Investors, Inc., Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh Pennsylvania 15222-3779; Attention: Federated Corporate Secretary. Shareholder communications sent to Federated will be forwarded to the Federated Corporate Secretary. The Federated Corporate Secretary will review all communications and present a summary of the communications to the Audit Committee at each regularly scheduled Audit Committee meeting. Once Federated implements a telephone messaging system for shareholders, all such messages will be forwarded to Federated’s Chief Compliance Officer for review, who would present a summary of such communications to the Audit Committee at each regularly scheduled Audit Committee meeting.

Under Federated’s policies, the Directors are expected to attend the Annual meeting. During 2003, ten Directors attended the Annual meeting, one Director was unable to attend due to illness.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the years ended December 31, 2003, December 31, 2002 and December 31, 2001 for Federated’s Chief Executive Officer and for the four other most highly compensated executive officers of Federated (the “Named Executive Officers”).

	ANNUAL COMPENSATION				LONG TERM COMPENSATION AWARDS
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#) (3)	All Other Compensation ($) (4)
John F. Donahue Chairman	2003 2002 2001	900,000 900,000 1,700,000	1,800,000 1,800,000 1,800,000	110,789 54,636 85,366	— — —	— — —	12,348 12,501 11,171

J. Christopher Donahue President and Chief Executive Officer	2003 2002 2001	920,000 920,000 920,000	1,000,000 923,163 618,191	78,981 66,421 86,036	— — —	— 56,721 36,740	17,797 24,287 23,484

Keith M. Schappert President and/or Chief Executive Officer of Federated Advisory Companies	2003 2002 2001	700,000 638,960 —	1,550,000 1,402,097 —	— 123,282 —	883,200 — —	— 118,021 —	9,804 10,054 —

John B. Fisher President of Institutional Sales Division of Federated Securities Corp. and Federated Investment Counseling	2003 2002 2001	420,000 420,000 420,000	1,200,000 1,006,585 690,306	— — —	— — —	— 28,360 15,780	9,828 9,884 8,684

John W. McGonigle Vice Chairman, Executive Vice President, and Secretary	2003 2002 2001	800,000 800,000 800,000	815,000 200,000 200,000	— — 64,875	— — —	— 9,453 7,420	20,286 24,717 27,085

(1)

The amounts set forth in this column do not include amounts which were earned by the Named Executive Officers in 2001 but which the Named Executive Officers chose to forego pursuant to a program under which such Named Executive Officers elected to acquire options to purchase shares of Class B Common Stock in lieu of cash compensation. In addition, the amounts set forth in this column for 2002 do not include the value of options awarded in December 2002, which reduced the amount of cash bonus earned by the Named Executive Officers in 2002. These options were awarded to the Named Executive Officers as a portion of or in lieu of their respective performance bonuses in January 2002 and in December 2002, respectively. Based on the fair market value of the options to purchase Class B Common Stock, determined by using the Black-Scholes valuation methodology, Messrs. J. Christopher Donahue, Fisher and McGonigle, elected to forego $371,809, $159,694 and $75,090, respectively in 2001. In addition, the fair market value of the options to purchase Class B Common Stock, awarded to Messrs. J. Christopher Donahue, Schappert, Fisher and McGonigle in December 2002, as determined by using the Black-Scholes valuation methodology, was $386,837, $122,903, $193,415 and $64,469, respectively.

(2)	Includes medical insurance premiums for 2002 and 2001 of $23,634 and $29,542, respectively for Mr. John F. Donahue, and for 2003, 2002 and 2001 of $29,475, $32,236 and $40,295, respectively for Mr. J. Christopher Donahue. Also includes $109,391 attributable to Mr. Schappert for relocation expense reimbursement. For 2003 and 2001, includes $29,662 and $21,650 attributable to Mr. J. Christopher Donahue and for 2003, includes $61,387 attributable to Mr. John F. Donahue for use of the corporate jet.
(3)	Securities reported in this column for 2002 consist of shares of Class B Common Stock subject to options acquired in December 2002 by the Named Executive Officers. All such options are currently exercisable. Securities reported in this column for Mr. Schappert also include 100,000 options issued in February 2002; these options were not exercisable as of the fiscal year end.
Securities reported in this column for 2001 consist of shares of Class B Common Stock subject to options acquired in January 2002 by the Named Executive Officers in lieu of a portion of their respective 2001 earned cash bonus awards. All such options are currently exercisable.
(4)	Includes matching contributions under Federated’s 401(k) Plan of $8,000 in 2003 and 2002, for each of Messrs. John F. Donahue, J. Christopher Donahue, Fisher, McGonigle and Schappert, and matching contributions of $6,800 in 2001 for each of Messrs. John F. Donahue, J. Christopher Donahue, Fisher and McGonigle. Also included is the present value of the economic benefit to the executive of the corporate premiums paid to purchase split dollar life insurance contracts in 2002 and 2001 of $7,877 and $8,535, respectively for Mr. J. Christopher Donahue and $8,307 and $12,136, respectively for Mr. McGonigle. In addition, Federated paid premiums for life, accidental death, and long term disability insurance in 2003, 2002 and 2001 of $4,348, $4,501 and $4,371, respectively for Mr. John F. Donahue; $9,797, $8,410 and $8,149, respectively for Mr. J. Christopher Donahue; $1,828, $1,884 and $1,884, respectively for Mr. Fisher and $12,286, $8,410 and $8,149, respectively for Mr. McGonigle. Federated paid premiums for life, accidental death, and long term disability insurance in 2003 and 2002 for Mr. Schappert of $1,804 and $2,054, respectively.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

The table below sets forth information with respect to stock options held by the Named Executive Officers in 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY- End (#)	Value of Unexercised In-the-Money Options/SARs at FY- End ($)(1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
J. Christopher Donahue	—	—	218,861/500,000	1,811,469/634,500
John B. Fisher	—	—	98,880/250,000	879,083/317,250
Keith M. Schappert	—	—	18,021/100,000	72,264/0
John W. McGonigle	—	—	66,213/0	714,734/0

(1)	The “value of unexercised in-the-money options” is calculated by subtracting the exercise price from $29.36, which was the closing sales price of a share of Class B Common Stock on the New York Stock Exchange on December 31, 2003.

Employment Agreements

Federated has entered into employment contracts with the following Named Executive Officer:

Keith M. Schappert. Pursuant to a May 13, 2002 agreement, Federated is obligated to provide Mr. Schappert with (i) a base salary for 2002 and 2003; (ii) an opportunity to earn a bonus through participation in Federated’s Annual Incentive Plan; (iii) 100,000 options on Class B Common Stock; (iv) certain other benefits including health insurance in accordance with existing benefit plans and (v) severance. Under the severance provision, if Mr. Schappert had been terminated prior to July 31, 2003, he would have received severance in the amount of $1.4 million. If terminated after July 31, 2003, he will receive severance in the amount of $700,000. If six months prior to or within two years following the sale of 51% or greater of Federated’s Class A Common Stock to a non-family member of the current holders of the Class A Common Stock, Mr. Schappert’s level of executive position is materially reduced or his responsibilities meaningfully diminished, he will be eligible for severance in the amount of $1.4 million.

Mr. Schappert agrees not to compete with Federated or solicit clients of Federated for a six month period following termination or to solicit or hire employees of Federated for a period of five years following termination.

Comparative Stock Performance

The following performance graph compares the total stockholder return of an investment in Federated’s Class B Common Stock to that of the Standard and Poor’s 500 ® Index (“S & P 500 Index”), Russell 1000 ® Index and to a Peer Group Index of publicly-traded asset management firms for the five year period ending on December 31, 2003. The graph assumes that the value of the investment in Federated’s Class B Common Stock and each index was $100 on December 31, 1998. Total return includes reinvestment of all dividends. According to Standard & Poor’s, the S & P 500 Index is a market-value-weighted index of 500 stocks that tend to be the leading companies in leading industries within the U.S. economy. Federated was added to this index in 2003. The Russell 1000 ® Index measures the performance of the 1,000 largest U.S. companies based on total market capitalization. Federated is included in this index. As a member of the S & P 500 Index, Federated is required to include this comparison. In the future, Federated will no longer use the Russell 1000 ® Index for comparison purposes. Peer Group returns are weighted by the market capitalization of each firm at the beginning of each measurement period. The historical information set forth below is not necessarily indicative of future performance. Federated does not make or endorse any predictions as to future stock performance.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Federated	111.71	244.85	269.65	216.14	252.80
S & P 500 ® Index	121.04	110.02	96.95	75.52	97.18
Russell 1000 ® Index	120.91	111.49	97.61	76.48	99.34
Peer Group *	110.06	146.40	138.81	118.61	178.64

*	The following companies are included in the Peer Group: Affiliated Managers Group, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; Nuveen Investments, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc.

Certain Relationships and Related Transactions

During 2003, no director of Federated served as an executive officer of or beneficially owned of record in excess of a 10% equity interest in (i) any business or professional entity which made during 2003 or proposes to make during the current year, payments to Federated for property or services in excess of five percent of Federated’s consolidated gross revenues for 2003 or in excess of five percent of the other entity’s consolidated gross revenues for the last year, (ii) any business or professional entity to which Federated made during 2003 or proposes to make during the current year payments for property or services in excess of five percent of Federated’s consolidated gross revenues for 2003 or in excess of the other entity’s consolidated gross revenues for its last year, or (iii) any business or professional entity to which Federated was indebted to at the end of 2003 in an aggregate amount in excess of five percent of Federated’s total consolidated assets at the end of 2003.

During 2003, none of the current directors of Federated was a partner or executive officer of any investment banking firm that performed services for Federated during 2003 or that Federated proposes to have perform services for Federated during the current year. In 2003, Mr. Edward G. O’Connor served as special counsel to the litigation department of Eckert Seamans. Federated retained Eckert Seamans in 2003 to provide Federated with limited legal services relating to intellectual property matters.

During 2003, Mr. Thomas R. Donahue, son of Mr. John F. Donahue, the Chairman and a director of Federated, and brother of Mr. J. Christopher Donahue, Chief Executive Officer, President and a Director of Federated, was employed by Federated as Chief Financial Officer, Vice President, Treasurer and Assistant Secretary. Mr. Thomas R. Donahue was provided a salary of $700,000 and a bonus of $910,000 for his services. Mr. Richard B. Fisher, father of Mr. John B. Fisher, Vice President and a director of Federated, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of $720,000 for his services throughout the year.

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than 5% of the outstanding shares of Class A Common Stock as of March 1, 2004.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989 c/o The Beechwood Company Suite 850 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716	9,000	100.0%

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of March 1, 2004 by (i) each of the current Directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all Executive Officers and current Directors of Federated as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class
John F. Donahue (3)	9,785,061	9.0%

J. Christopher Donahue (4)	6,496,053	6.0%

John W. McGonigle (5)	4,614,997	4.2%

Thomas R. Donahue (6)	2,382,164	2.2%

James F. Getz (7) .	911,660	*

Arthur L. Cherry (8)	793,226	*

John B. Fisher (9)	266,380	*

Eugene F. Maloney (10)	63,800	*

Keith M. Schappert (11)	58,021	*

Michael J. Farrell (12)	48,750	*

James L. Murdy (13)	15,100	*

Edward G. O’Connor (14)	10,351	*

All Executive Officers and current Directors as a Group (13 persons)	25,454,351	23.42%

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.
(2)	Does not include 501,578 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the 401(k)/ Profit Sharing Plan.

(3)	Includes 5,599,249 shares owned by The Beechwood Company, L.P. of which Beechmax, Inc. is the general partner; Mr. John F. Donahue is a shareholder of Beechmax, Inc. (Mr. Donahue disclaims beneficial ownership of approximately 2,799,625 shares owned by The Beechwood Company); 2,903,324 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner; Mr. Donahue is a shareholder of Beechmax, Inc. (Mr. Donahue disclaims beneficial ownership of substantially all of the 2,903,324 shares owned by Comax Partners Limited Partnership); 294,842 shares by owned Shamrock Properties, Inc., a corporation of which Mr. Donahue is the sole shareholder; 338,000 shares owned by Richmond Farms L.P., a Pennsylvania limited partnership, of which Mr. Donahue has controlling interest (Mr. Donahue disclaims beneficial ownership of substantially all of the 338,000 shares owned by Richmond Farms L.P.); 580,014 shares owned by Bay Road Partners, a Pennsylvania limited partnership, of which AWOL, Inc. is the general partner; 20,810 shares owned by Oyster Bay Properties, Inc.; Mr. John F. Donahue is a shareholder of Oyster Bay Properties, Inc.; 10,000 shares owned by AWOL, Inc.; Mr. John F. Donahue is a shareholder of AWOL, Inc. and 38,821 shares owned by Comax Land Company of Florida.
(4)	Includes 64,886 shares owned by Mrs. J. Christopher Donahue; 635,486 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. Donahue disclaims beneficial ownership of all of the 635,486 shares for which he has powers of attorney); 272,120 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 272,120 shares for which he acts as custodian); 634,743 shares owned by Mr. J. Christopher Donahue’s children sharing his household; 5,075 shares owned by Tiger Investment Management LLC, Mr. J. Christopher Donahue is a limited partner of Tiger Investment Management LLC; 575,000 shares owned by Tiger III Investments Limited Partnership, Mr. J. Christopher Donahue is a limited partner of Tiger III Investments Limited Partnership; and 218,861 stock options which are currently exercisable.
(5)	Includes 4,548,784 shares owned by Fairview Partners, L.P. a limited partnership of which 713 Investment Corporation is the sole general partner; Mr. McGonigle is a shareholder of 713 Investment Corporation; includes 46,760 currently exercisable stock options held by 713 Investment Company, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; includes 19,454 currently exercisable stock options held in a trust for the benefit of certain descendants.
(6)	Includes 480,869 shares owned jointly by Mr. and Mrs. Thomas R. Donahue; 829,546 shares of which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Trust for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 829,546 shares for which he acts as custodian); 1,429 shares owned by Mrs. Thomas R. Donahue, 845,550 shares owned by Maxfund Partners, L.P., a limited partnership, of which Maxfund, Inc. is the general partner; Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc.; and includes 164,681 stock options which are currently exercisable.
(7)	Includes 117,101 stock options which are currently exercisable. Includes 71,466 shares owned by Getz Enterprises. Mr. Getz is a general partner of Getz Enterprises.

(8)	Includes 38,048 shares owned by or on behalf of Mr. Cherry’s children; includes 618,243 shares owned jointly by Mr. and Mrs. Cherry; includes 6,935 shares owned by Mrs. Cherry; and includes 130,000 stock options which are currently exercisable.
(9)	Includes 17,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner; and includes 98,880 stock options which are currently exercisable.
(10)	Includes 1,000 shares owned by Mrs. Maloney, and 15,800 stock options which are currently exercisable.
(11)	Includes 18,021 stock options which are currently exercisable.
(12)	Includes 18,750 stock options which are currently exercisable.
(13)	Includes 6,750 stock options which are currently exercisable.
(14)	Includes 7,750 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. All of these filing requirements were satisfied with the exception of filings reporting the grant of 2,250 options to purchase shares of Class B Common Stock to Mr. Murdy and Mr. Farrell, which were reported late. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the Commission.

INDEPENDENT AUDITORS

Ernst & Young LLP served as the independent auditors for 2003 and continues to serve as independent auditors for Federated. Representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees were paid to the independent auditors for the audit of Federated’s financial statements for the fiscal year ended December 31, 2003, the review of the financial statements in Federated’s Forms 10Q for the fiscal year 2003 and other services rendered to Federated:

	2003	2002
Audit Fees:	$880,393	$520,090

Audit-Related Fees: Fees for audit-related services include audits of the employee benefit plan, advisory services related to documenting internal controls, attest services not required by statute or regulation for certain products and accounting consultations relating to certain transactions.	$106,485	$52,894

Tax Fees: Fees for tax services include tax compliance, tax advice and tax planning.	$83,283	$99,712

All Other Fees: Fees for other services including advisory services relating to compensation plans.	$0	$41,240

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of Audit, Audit-related services, Tax Services and certain non-audit services, classified as All Other Services, to be performed by Federated’s independent auditor. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is 12 months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement for services (other than audit, review or attest services) if (i) the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by Federated to its auditor during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the auditor to be non-audit services; and (iii) if such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its scheduled meetings.

The Audit Committee pre-approves annual budgets for Audit, Audit-related Services, Tax Services, and All Other Services to be provided. Any proposed services exceeding pre-approved budget levels will require specific pre-approval by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials. Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the year 2005 Annual Meeting of Shareholders of Federated prior to December 1, 2004. Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares. Any shareholder proposals should be addressed to the Secretary of Federated, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

EXHIBIT A

Audit Committee Charter

The Board of Directors shall appoint annually the Audit Committee (the “Committee”) which shall have the responsibility and authority as described below. Members of the Committee shall serve at the will of the Board of Directors.

Composition

The Committee shall be comprised of not less than two directors until June 14, 2001 and after such date the Committee shall be comprised of not less than three members, each of which shall be an independent director for purposes of the NYSE, independent of management and operating executives and free from any relationships that might in the opinion of the Board of Directors interfere with their exercise of independent judgment or be considered to be a conflict of interest. All Committee members shall be financially literate, or become financially literate within a reasonable period of time after appointment to the Committee and at least one member shall have accounting or related financial management expertise.

Responsibility

Responsibilities of the Committee shall be to:

1.	Provide assistance to the Board of Directors in fulfilling its statutory and fiduciary responsibilities relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements.

2.	Annually review and assess the adequacy of the Audit Committee Charter.

3.	Recognizing that the independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company’s shareholders, the Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent auditors.

4	The Committee shall discuss with the independent auditors their independence from management and the Company including any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and ensure that the independent auditors submit on a periodic basis the written disclosures required by the Independence Standards Board. The Committee shall recommend to the Board of Directors that it take appropriate action in response to the auditors’ report to satisfy itself of the independent auditors independence.

5.	Review with the independent auditors and the Company’s financial management the Company’s administrative, operational and internal accounting controls and its prescribed fiscal procedures.

6.	Serve as an independent and objective party in the review of the financial information presented by management for distribution to shareholders and the general public.

Functions

The functions of the Committee shall be to:

1.	Investigate any matter or activity, brought to the attention of the Committee involving financial accounting, reporting, conflict of interest and internal controls of the Company.

2.	Review the scope, general extent and adequacy of staffing pursuant to the annual audit plan and other activities of the independent auditors.

3.	Provide oversight of the internal and external audit efforts regarding the effectiveness of the accounting and financial controls, policies and procedures, and the effectiveness of the Company’s business policies and practices through a review of reports by, and at regular meetings independently with, the internal and external auditors and accountants and with management, as appropriate.

4.	Review the audit plan of the internal audit function and monitor progress of the internal audit plan.

5.	Review with management and the independent auditors upon completion of the annual audit the financial statements and related SEC reports for their adequacy and compliance with generally accepted accounting, reporting and disclosure principles, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

Meeting

The Committee shall hold at least three meetings each year and others as deemed necessary by its chairperson. A report of all Committee meetings will be made to the Board of Directors.

Date Adopted: April 26, 2000

(3/04)

Federated is a registered mark of Federated Investors, Inc. 2004 © Federated Investors, Inc.